Exhibit 99.1

Biotricity Delivers Record Margins, Record Revenues, and Record Cashflows with 21.7% Year-Over-Year Sales Growth for its Third Quarter of Fiscal 2025

●	Company reports Q3-FY25 revenue grew by 21.7% YOY to $3.6 million
●	Management continues to drive revenues and efficiencies
●	Company achieved positive cash flow on current operating basis, before paying interest, dividends and amortization for the second consecutive quarter, up 114.5% from the prior quarter; management expects to continue to see cash flows improve
●	Recurring technology fees, existing and new customer sales see continued growth
●	Reduced SG&A to $2.38 million from $3.0 million, down 20.5% compared to the same period last year
●	Gross margins continued to meet management expectations for improvement at 76.4%, a significant improvement from 72.9% for the same period last year
●	Recurring Technology Fee revenue comprised 94% of total revenue with an 81.4% gross profit percentage
●	Net loss attributable to common decreased 56.7% to $1.32 million
●	Management will host its Q3 Fiscal Year 2025 Financial Results Call on Thursday, February 20th at 5:30 p.m. ET

REDWOOD CITY, Calif. — February 20, 2025 — Biotricity Inc. (OTCQB: BTCY) (“Biotricity” or the “Company”), a top Technology-as-a-Service (TaaS) company that is redefining the healthcare industry with state-of-the-art remote monitoring and diagnostic solutions, today announced its financial results for the third quarter of fiscal 2025 year and (unaudited) ended December 31, 2024.

Dr. Waqaas Al-Siddiq, Biotricity Founder & CEO, said, “In the third quarter of fiscal 2025, we continued our mission to innovate and develop transformative healthcare technologies, while demonstrating our strong commitment to automation, operating efficiency and financial discipline. Our primary focus remains on driving revenue and margins and as such, we were pleased to see these metrics trend upwards. This quarter we continued to leverage our data intelligently, pushing the boundaries of what’s possible in healthcare outcomes through cutting-edge research and development. This dedication has allowed us to redefine medical diagnostics and patient care by introducing innovative AI-driven solutions.

Our Biocore suite of products, in concert with our robust platform, continues to improve in design in response to feedback provided by cardiologists and electrophysiologists who relentlessly seek to provide superior patient care. We have now monitored billions of heartbeats for atrial fibrillation (AFib), a leading cause of strokes. Over the past two years, these efforts have made a significant impact, benefiting over hundreds of thousands of patients diagnosed with AFib. Our technology offers them the prospect of earlier medical intervention, producing substantial healthcare savings for both patients and the healthcare system.

Building on this success, we’ve expanded our AI technology development in remote cardiac care, harnessing proprietary AI technology to provide a suite of predictive monitoring tools that enhance new disease profiling, improve patient management, and revolutionize disease prevention within the healthcare industry. The results for our fiscal third quarter demonstrate year-over-year revenue growth and improvements in all key operating metrics- specifically in recurring technology fees, device sales, and gross margins. Throughout this, we’ve maintained a strong focus on cost control, reducing expenses, and making consistent progress towards our goal of achieving positive cash flow and profitability.”

Q3-FY25 Financial Highlights

●	Revenue increased by 21.7% YOY to $3.6 million in Q3 FY25
●	Gross profit percentage was 76.4% for the three months ended December 31, 2024, as compared to 72.9% in the corresponding prior year quarter. This increase in gross margin was primarily attributed to improved margins on technology fees and gained efficiencies in using AI in workflow optimizations. Going forward the Company anticipates continued strong performance in overall blended gross margins.
●	Net loss decreased 56.7% YOY to $1.32 million, or $0.054 per share, from a net loss $3.05 million, or $0.339 per share, in Q3-FY24

Operating Highlights for Q3-FY25

●	Q3-FY25 recurring (TaaS) Technology Fees rose 21.8% YOY to $3.39 million; 67% of this revenue was pure SaaS revenue, which grew by 22% from the prior year period, which is a growing percentage of the Company’s business
●	Continued efficiency gains with revenue growth of 21.7% YoY in Q3-FY25, outpacing a 6.2% increase in Cost of Revenue, resulting in a gross margin of 76.4% for the quarter. The Company remains focused on achieving sustained positive cash flow by accelerating revenue growth while maintaining cost discipline. Cash flow improvements are expected to continue into the next quarter
●	Company maintained its strong customer retention track record, supported by quality of customer and cardiologist-friendly support services that emphasize accuracy of diagnostics and ease-of-use.
●	Continued to expand its customer base with an increased focus on hospital networks; currently being used by hundreds of centers across 35 states with thousands of cardiologists

Full details of the Company’s financial results will be filed with the SEC on Form 10-Q and available by visiting www.sec.gov.

Financial Results and Business Update Conference Call

Management will host a conference call on Thursday, February 20, 2025 at 5:30 p.m. ET to discuss its financial results for the fiscal 2025 third quarter and provide a business update. Additional details are available under the Investor Relations section of the Company’s website: https://www.biotricity.com/investors/

Event: Biotricity Fiscal Third Quarter 2025 Results Release Conference Call
Date: Thursday, February 20, 2025

Time: 5:30 PM ET (2:30 PM PT)
Toll Free: 877-269-7751
International: 1-201-389-0908
Webcast

URL: https://callme.viavid.com/viavid/?callme=true&passcode=13747508&h=true&info=company&r=true&B=6

Investors can begin accessing the webcast 15 minutes before the call, where an operator will register your name and organization. The call will be in listen-only mode.

A replay of the call will be available approximately 3 hours after the live call via the Investors section of the Biotricity website at https://www.biotricity.com/investors/.

Toll Free Replay Number: 844-512-2921
International: 1-412-317-6671
Replay Access ID: 13751857
Expiration: March 06, 2025 at 11:59 PM ET

About Biotricity Inc.

Biotricity is reforming the healthcare market by bridging the gap in remote monitoring and chronic care management. Doctors and patients trust Biotricity’s unparalleled standard for preventive & personal care, including diagnostic and post-diagnostic solutions for chronic conditions. The Company develops comprehensive remote health monitoring solutions for the medical and consumer markets. To learn more, visit www.biotricity.com.

Important Cautions Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” “project,” or “goal” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans, objectives and goals of management for future operations, including plans, objectives or goals relating to the design, development and commercialization of Bioflux or any of the Company’s other proposed products or services, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance, (iv) the regulatory regime in which the Company operates or intends to operate and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development of its products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. There cannot be any assurance that the Company will ever become profitable. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Contacts

Investor Relations

Biotricity Investor Relations
investors@biotricity.com